Exhibit 2

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                               C-PHONE CORPORATION

                Under Section 805 of the Business Corporation Law

                           ---------------------------

         It is hereby certified that:

         FIRST:   The name of the Corporation is C-Phone Corporation. The name under which the Corporation was formed is Target Tuning, Inc.

         SECOND: The certificate of incorporation of the Corporation was filed by the Department of State of the State of New York on March 28, 1986.

         THIRD:   The amendment of the certificate of incorporation of the
Corporation effected by this certificate of amendment is as follows:

                  To add a provision stating the number, designation, relative rights, preferences and limitations of the shares of Series A Preferred Stock as fixed by the Board of Directors of the Corporation pursuant to the authorization contained in the certificate of incorporation of the Corporation.

         FOURTH: To accomplish the foregoing amendment, the following new Article EIGHTH is added to the certificate of incorporation of the Corporation as follows:

         "EIGHTH: Series A Preferred Stock:

I.       Designation and Amount

         The designation of this series, which consists of 5,000 shares of Preferred Stock, is Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the stated value shall be One Thousand Dollars ($1,000) per share (the "Stated Value"), with a par value of $.01 per share.

II.      Rank

         The Series A Preferred Stock shall rank (i) prior to the Corporation's common stock, par value $.01 per share (the "Common Stock"); (ii) prior to any class or series of capital stock of the Corporation hereafter created on or prior to December 19,

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1998 (unless, with the consent of the holders of Series A Preferred Stock obtained in accordance with Article IX hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series A Preferred Stock) (together with the Common Stock, "Junior Securities"); (iii) pari passu with any class or series of capital stock of the Corporation hereafter created either (i) after December 19, 1998 or (ii) on or prior to December 19, 1998 with the consent of the holders of Series A Preferred Stock obtained in accordance with Article IX hereof, and in either case specifically ranking, by its terms, on parity with the Series A Preferred Stock ("Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Article IX hereof) specifically ranking, by its terms, senior to the Series A Preferred Stock ("Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

III.     Dividends

         The Series A Preferred Stock shall not bear any dividends. In no event, so long as any Series A Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Junior Securities, nor shall any shares of Junior Securities be purchased or redeemed by the Corporation nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Junior Securities, without, in each such case, the vote of the holders of two-thirds (2/3) of the outstanding shares of Series A Preferred Stock, voting together as a class.

IV.      Liquidation Preference

         A. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or

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liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of forty-five (45) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless, prior thereto, the holders of shares of Series A Preferred Stock, subject to Article VI, shall have received the Liquidation Preference (as defined in Article IV.C) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities shall be distributed ratably among such securities in proportion to the ratio that the Liquidation Preference payable on each such securities bears to the aggregate liquidation preference payable on all such securities.

         B. At the option of any holder of Series A Preferred Stock, the sale, conveyance or disposition of all or substantially all of the assets of the Corporation in a single transaction or series of related transactions, the effectuation by the Corporation of a transaction or series of related transactions (other than an underwritten public offering) in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other Person (as defined below) or Persons when the Corporation is not the survivor shall either: (i) be deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to which the Corporation shall be required to distribute upon consummation of such transaction an amount equal to 118% of the Liquidation Preference with respect to each outstanding share of Series A Preferred Stock in accordance with and subject to the terms of this Article IV or (ii) be treated pursuant to Article VI.C(c) hereof. "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization. Such option shall be exercised by a holder not later than thirty (30) days after consummation of the transaction giving rise to such option.

         C. For purposes hereof, the "Liquidation Preference" with respect to a share of the Series A Preferred Stock shall mean an amount equal to the sum of
(i) the Stated Value thereof, plus (ii) an amount equal to five percent (5%) per annum of such Stated Value for the period beginning on the date of issuance of

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such share and ending on the date of final distribution to the holder thereof
(pro rated for any portion of such period).

V.       Redemption

         A. If any of the following events (each, a "Mandatory Redemption Event") shall occur:

                  (i) The Corporation (a) fails to issue shares of Common Stock to any holder of Series A Preferred Stock upon exercise by such holder of its conversion rights in accordance with the terms of the certificate of designation of this Certificate of Amendment (the "Certificate of Designation") (for a period of at least sixty (60) days if such failure is solely as a result of the circumstances governed by the second paragraph of Article VI.F below and the Corporation is using all commercially reasonable efforts to authorize a sufficient number of shares of Common Stock as soon as practicable), (b) fails to transfer or to cause its transfer agent for the Common Stock to transfer (electronically or in certificated form) any certificate for shares of Common Stock issued to any holder upon conversion of the Series A Preferred Stock as and when required by this Certificate of Designation or the Registration Rights Agreement, dated as of December 16, 1997, by and among the Corporation and the other signatories thereto (the "Registration Rights Agreement"), (c) fails to remove any restrictive legend (or fails to withdraw any stop transfer instructions in respect thereof) on any certificate or any shares of Common Stock issued to any holder of Series A Preferred Stock upon conversion of the Series A Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement dated as of December 16, 1997, by and between the Corporation and the other signatories thereto (the "Purchase Agreement") or the Registration Rights Agreement, or (d) fails to fulfill its obligations pursuant to Sections 4(c),4(g), 4(h), 4(i) or 5 of the Purchase Agreement (or makes any announcement or otherwise provides notice to any holder that it does not intend to honor the obligations described in this paragraph), and any such failure shall continue uncured (or any announcement or statement not to honor its obligations shall not be rescinded) for ten (10) business days after receipt of notice of such breach;

                  (ii) The Corporation fails to obtain effectiveness with the Securities and Exchange Commission (the "SEC") of the Registration Statement (as defined in the Registration Rights Agreement) prior to June 17, 1998 or such Registration Statement lapses in effect (or sales otherwise cannot be made thereunder, whether by reason of the Corporation's failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement or otherwise) for more than thirty (30) consecutive days or sixty (60) days in any twelve (12) month period after such Registration Statement becomes effective,

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except in the event of an "Allowed Delay" as defined in the Registration Rights
Agreement;

                  (iii) The Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business; or such a receiver or trustee shall otherwise be appointed and such appointment shall not have been rescinded within a period of forty-five (45) days;

                  (iv) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation and shall be unstayed for a period of forty-five (45) days;

                  (v) The Corporation shall fail to maintain the listing of the Common Stock on the Nasdaq National Market ("NNM") or other national securities exchange or automated quotation system and such failure shall remain uncured for at least thirty (30) days;

then, upon the occurrence and during the continuation of any Mandatory Redemption Event specified in subparagraphs (i), (ii) or (v) at the option of one or more holders of then outstanding shares of Series A Preferred Stock by written notice (the "Mandatory Redemption Notice") to the Corporation of such Mandatory Redemption Event, or upon the occurrence of any Mandatory Redemption Event specified in subparagraphs (iii) or (iv), the Corporation shall purchase such holders' shares of Series A Preferred Stock for an amount per share (the "Mandatory Redemption Amount") equal to the greater of (1) 118% multiplied by the sum of (a) the Stated Value of the shares to be redeemed, plus (b) an amount equal to five percent (5%) per annum of such Stated Value for the period beginning on the date of issuance of such shares and ending on the date of payment of the Mandatory Redemption Amount (as defined below) (the "Mandatory Redemption Date") and (2) the "Parity Value" of the shares to be redeemed, where Parity Value means the product of (a) the number of shares of Common Stock issuable upon conversion of such shares in accordance with Article VI below (treating the Trading Day (as defined in Article VI.B below) immediately preceding the Mandatory Redemption Date as the Conversion Date (as hereinafter defined) unless the Mandatory Redemption Event arises as a result of a breach in respect of a specific Conversion Date in which case such Conversion Date shall be the Conversion Date, and deeming the three (3) consecutive Trading Days in the Pricing Period (as hereinafter defined) preceding the Mandatory Redemption Date that maximize the number of shares of Common Stock issuable for purposes of this proviso as the Market Price Days (as hereinafter defined), multiplied by
(b) the Closing

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Price (as hereinafter defined) for the Common Stock on such Conversion Date (the greater of such amounts being referred to as the "Mandatory Redemption Amount"). Notwithstanding the foregoing, any holder of Series A Preferred who does not sign the Mandatory Redemption Notice shall retain such holder's shares of Series A Preferred Stock, the rights of which shall continue to be governed by the terms of this Certificate of Designation. The Corporation shall notify all holders promptly of the receipt by the Corporation of a Mandatory Redemption Notice from any holder.

         In the case of a Mandatory Redemption Event, if the Corporation fails to pay the Mandatory Redemption Amount for each share within seven (7) business days of written notice that such amount is due and payable, then (assuming there are sufficient authorized shares) in addition to all other available remedies, each holder of Series A Preferred Stock shall have the right at any time, so long as the Mandatory Redemption Event continues, to require the Corporation, upon written notice, to immediately issue (in accordance with and subject to the terms of Article VI below), in lieu of the Mandatory Redemption Amount, with respect to each outstanding share of Series A Preferred Stock held by such holder, the number of shares of Common Stock of the Corporation equal to the Mandatory Redemption Amount divided by the Conversion Price then in effect.

         B. If the Series A Preferred Stock ceases to be convertible as a result of the limitations described in Article VI.A(ii) below (a "19.99% Redemption Event"), and the Corporation has not prior to such time, or within seventy five
(75) days after the Corporation has received a notice from the holders of two-thirds (2/3) of the outstanding shares of Series A Preferred Stock, which notice may not be delivered prior to January 5, 1997, either (i) obtained approval of the issuance of the additional shares of Common Stock by the requisite vote of the holders of the then outstanding Common Stock ("Shareholder Approval") (not including any shares of Common Stock held by present or former holders of Series A Preferred Stock that were issued upon conversion of Series A Preferred Stock) or (ii) received other permission from The Nasdaq Stock Market, Inc. ("Nasdaq"), whether pursuant to Nasdaq Requirement 4460(i) or otherwise, allowing the Corporation to resume issuances of shares of Common Stock upon conversion of Series A Preferred Stock, then the Corporation shall be obligated to redeem all of the then outstanding Series A Preferred Stock, in accordance with this Article V.B. If required pursuant to the terms of this Article V.B., an irrevocable Redemption Notice shall be delivered promptly to the holders of Series A Preferred Stock at their registered address appearing on the records of the Corporation and shall state (1) that 19.99% of the Outstanding Common Amount (as defined in Article VI.A below) has been issued upon exercise of the Series A Preferred Stock, (2) that the Corporation is obligated to redeem all of the outstanding Series A Preferred

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Stock and (3) the Mandatory Redemption Date, which shall be a date within seven
(7) business days of the date of the Redemption Notice. On the Mandatory Redemption Date, the Corporation shall make payment of the Mandatory Redemption Amount in cash.

VI.      Conversion at the Option of the Holder

         A. (i) Each holder of shares of Series A Preferred Stock may, at its option in accordance with the terms hereof, upon surrender of the certificates therefor, convert any or all of its shares of Series A Preferred Stock into Common Stock as follows (an "Optional Conversion"). Each share of Series A Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (1) the sum of
(a) the Stated Value thereof, plus (b) the Premium Amount (as defined below) by
(2) the then effective Conversion Price (as defined below); provided, however, that, unless the holder delivers a waiver in accordance with the immediately following sentence, in no event shall a holder of shares of Series A Preferred Stock be entitled to convert any such shares in excess of that number of shares upon conversion of which the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Series A Preferred Stock or unexercised portion of warrants or any other securities containing analogous limitations) and (y) the number of shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by a holder and such holder's affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, (i) beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulation 13D through 13G thereunder, except as otherwise provided in the parenthetical contained in clause (x) of such proviso and (ii) a holder may waive the limitations set forth therein by written notice to the Corporation upon not less than sixty-one (61) days prior written notice (with such waiver taking effect only upon the expiration of such sixty-one (61) day notice period). The "Premium Amount" means the product of the Stated Value, multiplied by .05, multiplied by (N/365), where "N" equals the number of days elapsed from the date of issuance of the Series A Preferred Stock to and including the Conversion Date (as defined in Article VI.B.
below).

                  (ii) Notwithstanding anything to the contrary contained herein, if, at any time, the aggregate number of shares of Common Stock then issued upon conversion of the Series A Preferred Stock equals 19.99% of the "Outstanding Common Amount" (as hereinafter

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defined), the Series A Preferred Stock shall, from that time forward, cease to be convertible into Common Stock in accordance with the terms of this Article VI and Article VII below, unless the Corporation (i) has obtained approval of the issuance of the Series A Preferred Stock by a majority of the total votes cast on such proposal, in person or by proxy, by the holders of the then outstanding Common Stock (not including any shares of Common Stock held by present or former holders of Series A Preferred Stock that were issued upon conversion of Series A Preferred Stock), or (ii) shall have otherwise obtained permission to allow such issuances from Nasdaq in accordance with Nasdaq Requirement 4460(i), or otherwise. For purposes of this paragraph, "Outstanding Common Amount" shall be determined in accordance with Nasdaq Requirement 4460 or a successor rule, as may be in effect from time to time. The maximum number of shares of Common Stock issuable as a result of the 19.99% limitation set forth herein is hereinafter referred to as the "Maximum Share Amount." With respect to each holder of Series A Preferred Stock, the Maximum Share Amount shall refer to such holder's pro rata share thereof determined in accordance with Article X below. In the event that the Corporation obtains Shareholder Approval, the approval of Nasdaq or otherwise concludes that it is able to increase the number of shares to be issued above the Maximum Share Amount (such increased number being the "New Maximum Share Amount"), the references to Maximum Share Amount, above, shall be deemed to be instead, references to the greater New Maximum Share Amount. In the event that Shareholder Approval is not obtained and there are insufficient reserved or authorized shares of Common Stock or a registration statement covering the additional reserved or authorized shares of Common Stock which constitute the New Maximum Share Amount is not effective prior to the Maximum Share Amount being issued (if such registration statement is necessary to allow for the public resale of such securities), the Maximum Share Amount shall remain unchanged; provided, however, that the holder may grant an extension to obtain a sufficient reserved or authorized amount of shares of Common Stock or of the period for obtaining effectiveness of such registration statement.

         B. (a) Subject to subparagraph (b) and (c) and Article VI.C below, the "Conversion Price" shall be the lesser of (i) 85% of the Market Price (as defined herein) (the "Variable Conversion Price") or (ii) $7.3575 (the "Fixed Conversion Price"). "Market Price" shall mean the average of the closing bid prices of the Common Stock on the NNM or on the principal securities exchange or other market on which the Common Stock is then being traded (in each case, as reported by Bloomberg), for any three (3) consecutive Trading Days (as defined herein) (the "Market Price Days") in the 25 Trading Day period (the "Pricing Period") ending one (1) Trading Day prior to the date (the "Conversion Date") the Notice of Conversion (as defined in Section VI.E) is sent by a holder to the Corporation and received by the Corporation by via

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facsimile or other means. "Trading Day" shall mean any day on which the Common
Stock is traded for any period on the NNM or on the other Principal Market on which the Common Stock is then being traded. The Pricing Period for any shares of Series A Preferred Stock shall not include any Trading Days prior to the date of original issuance of such Series A Preferred Stock. The converting holder shall designate the "Market Price Days" on the Conversion Date, from the Trading Days comprising the Pricing Period and such selection shall be indicated in the Notice of Conversion.

                  (b) Notwithstanding anything contained in subparagraph (a) of this Paragraph B to the contrary, in the event that the Corporation (i) makes a public announcement that it intends to consolidate or merge with any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and its capital stock is unchanged and the shareholders of the Corporation prior to the date of such consolidation or merger continue to own at least 51% of the surviving or continuing corporation) or sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer (as such term is used in the Exchange Act) to purchase 50% or more of the Corporation's Common Stock (the date of the announcement referred to in clause
(i) or (ii) is hereinafter referred to as the "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the Adjusted Conversion Price Termination Date (as defined below), be equal to the lower of (x) the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date and (y) the Conversion Price that would otherwise be in effect. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in subparagraph (a) of this Article VI.B. For purposes hereof, "Adjusted Conversion Price Termination Date" shall mean, with respect to any proposed transaction or tender offer for which a public announcement as contemplated by this subparagraph (b) has been made, six (6) Trading Days after the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer which caused this subparagraph (b) to become operative, or the date on which the proposed transaction or tender offer has been consummated.

                  (c) In the event that (1) the Corporation fails to obtain effectiveness with the SEC of the Registration Statement prior to 90 days following the filing thereof or (2) such Registration Statement lapses in effect, or sales otherwise cannot be made thereunder, whether by reason of the Corporation's failure or inability to amend or supplement the prospectus (the "Prospectus") included therein in accordance with the time

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requirements set forth in the Registration Rights Agreement or otherwise, after such Registration Statement becomes effective, then the Pricing Period (until such time as the Registration Statement is declared effective or sales may again be made thereunder) shall be comprised of, (i) in the case of an event described in clause (1), the twenty five (25) Trading Days preceding the 90th day following the filing of the Registration Statement plus all Trading Days through and including the third Trading Day following the date of effectiveness of the Registration Statement; and (ii) in the case of an event described in clause
(2), the twenty five (25) Trading Days preceding the date on which the holders are first notified or otherwise first reasonably determine based on the information available that sales may not be made under the Prospectus, plus all Trading Days through and including the third Trading Day following the date on which the holders of Series A Preferred Stock are notified or otherwise first reasonably determine based on the information available that such sales may again be made under the Prospectus.

         C. The Conversion Price shall be subject to adjustment from time to time as follows:

                  (a) If at any time when the Series A Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification, below-Market Price rights offering to all holders of Common Stock or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the transfer agent and the conversion agent for the Series A Preferred Stock, which may be the Corporation or its outside corporate counsel (the "Transfer Agent"), of such change on or before the effective date thereof.

                  (b) If at any time when Series A Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification, below-Market Price rights offering to all holders of Common Stock or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any Optional Conversion or Automatic Conversion of the Series A Preferred Stock, then the Variable Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for the entire Pricing Period immediately preceding the Conversion Date. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof.

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Notwithstanding the foregoing, solely in the case of a below-Market Price rights offering, the Variable Conversion Price for a share of Series A Preferred Stock shall be adjusted only if the holder of such share waives in writing his rights to acquire the purchase rights associated with such rights offering pursuant to
Article VI.C(e).

                  (c) If, at any time when Series A Preferred Stock is issued and outstanding and prior to the conversion of all Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Corporation or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation other than in connection with a plan of complete liquidation of the Corporation, then the holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion of the Series A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the holders of Series A Preferred Stock would have been entitled to receive in such transaction had the Series A Preferred Stock been converted in full (without regard to any limitations on conversion contained herein) immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion of Series A Preferred Stock. The Corporation shall not effect any transaction described in this subsection
(b) unless (a) it first gives, to the extent practical, thirty (30) days' prior written notice (but in any event at least fifteen (15) business days prior written notice) of such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the holders of Series A Preferred Stock shall be entitled to convert the Series A Preferred Stock) and (b) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of this subsection (b). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

                  (d) Subject to Article III, if the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend,

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stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "Distribution"), then the holders of Series A Preferred Stock shall be entitled, upon any conversion of shares of Series A Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

                  (e) Subject to Article III, if at any time when any Series A Preferred Stock is issued and outstanding, the Corporation issues any convertible securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the holders of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A Preferred Stock (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                  (f) Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VI.C. the Corporation, at its expense, shall make available to the holders of the Series A Preferred Stock the information necessary to determine such adjustment or readjustment. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish to such holder a certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect (deeming the three (3) consecutive Trading Days in the Pricing Period immediately preceding the date of such request that maximize the number of shares of Common Stock issuable for purposes of this proviso as the Market Price
Days), (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series A Preferred Stock.

         D. For purposes of Article VI.C(a) and (b), "Market Price," which shall be measured as of the record date in respect of a rights offering means (i) the average of the last reported sale prices for the shares of Common Stock as reported by the

NNM, as applicable, for the twenty (20) Trading Days immediately preceding such date, or (ii) if the NNM is not the principal trading market for the shares of Common Stock, the average of the last reported sale prices on the Principal Market (or such other principal market on which the Common Stock is then listed or quoted) for the Common Stock during the same period, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the fair market value as reasonably determined in good faith by
(a) the Board of Directors of the Corporation, or (b) at the option of two-thirds (2/3) of the holders of the Series A Preferred Stock, with the expense divided between such holder and the Corporation equally, of the outstanding Series A Preferred Stock by an independent investment bank of nationally recognized standing in the valuation of businesses similar to the business of the Corporation (the "Appraiser") mutually agreeable to the Corporation and the holders of a majority of the Series A Preferred Stock (or, if such parties are unable to agree, the Corporation and the holders of a majority of the Series A Preferred Stock shall each select an Appraiser who in turn select a third Appraiser who shall make the determination of the Market Price required by sub-clause (ii) of this Article VI.D.).

         E. In order to convert Series A Preferred Stock into full shares of Common Stock, a holder of Series A Preferred Stock shall: (i) submit a copy of the fully executed notice of conversion in the form attached to the certificates representing the Series A Preferred Stock ("Notice of Conversion") to the Corporation by facsimile dispatched on the Conversion Date (or by other means resulting in notice to the Corporation on the Conversion Date) at the office of the Corporation or the Transfer Agent that the holder elects to convert the same, which notice shall specify the number of shares of Series A Preferred Stock to be converted, the applicable Conversion Price, the Market Price Days, and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the first page of each certificate to be converted) prior to 12:00 Midnight, New York City time (the "Conversion Notice Deadline") on the date of conversion specified on the Notice of Conversion; and
(ii) surrender the original certificates representing the Series A Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion to the office of the Corporation or the Transfer Agent as soon as practicable thereafter. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion, unless either the Preferred Stock Certificates are delivered to the Corporation or its Transfer Agent within five (5) business days of delivery of the Notice of Conversion as provided above, or the holder notifies the Corporation or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (a) below). In the case of a dispute as to the calculation of the Conversion Price, the Corporation shall promptly issue such number of shares of Common Stock that are not disputed in accordance with subparagraph (b) below. The Corporation shall submit the disputed calculations to its outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Corporation and the holder of the results no later than 96 hours from the time it receives the disputed calculations. The accountant's calculation shall be deemed conclusive absent manifest error.

                  (a) Lost or Stolen Certificates. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

                  (b) Delivery of Common Stock Upon Conversion. Upon the surrender of certificates as described above together with a Notice of Conversion and any other notices or other documents required to be delivered by the holder to the Corporation or the Transfer Agent, the Corporation shall issue and, within three (3) business days after such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of agreement and indemnification pursuant to subparagraph (a) above) (the "Delivery Period"), (i) deliver (or cause the transfer agent for the Common Stock to so issue and deliver) to the order of the holder that number of shares of Common Stock for the portion of the shares of Series A Preferred Stock converted as shall be determined in accordance herewith and (ii) deliver a certificate representing the balance of the shares of Series A Preferred Stock not converted, if any. In addition to any other remedies available to the holder, including actual damages and equitable relief, the Corporation shall pay to a holder of Series A Preferred Stock an amount in cash equal to the product of (i) $500 and (ii) the number of days that the Corporation failed to deliver the shares of Common Stock issuable upon surrender of shares of Series A Preferred Stock with a Notice of Conversion commencing on the fourth (4th) day following the end of the Delivery Period and ending on the day that the Corporation has delivered all such shares of Common Stock. Such amount shall be paid to such holder in cash on or before the fifth day of the month following the month in which it has accrued or, at the option of the Corporation (by written notice to the holders of the Series A Preferred Stock on or before the first day of the month following the month in which it has accrued), in shares of Common Stock valued at the Market Price with the Pricing Period being the period ending on the date that is five (5) business days prior to the day that the shares shall be required to issued. If the Corporation desires to pay the amounts due hereunder in shares of Common Stock, such shares shall be issued beginning on the last day upon which the cash amount would otherwise be due in accordance with the preceding sentence.

                  In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided that the transfer agent for the Common Stock is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder and its compliance with the provisions contained in Article VI.A. and in this
Article VI.E., the Corporation shall use its commercially reasonable efforts to cause the transfer agent for the Common Stock to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery and penalties described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

                  (c) No Fractional Shares. If any conversion of Series A Preferred Stock would result in a fractional share of Common Stock or the right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, of the Series A Preferred Stock shall be the rounded to the nearest whole number.

                  (d) Conversion Date. The "Conversion Date" shall be the date specified in the Notice of Conversion, provided that the Notice of Conversion is submitted by facsimile (or by other means resulting in notice) to the Corporation before 12:00 Midnight, New York City time, on the Conversion Date. Subject to Article VI.H., the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such securities as of the Conversion Date and all rights with respect to the shares of Series A Preferred Stock surrendered shall forthwith terminate except the right to receive the shares of Common Stock or other securities or property issuable on such conversion and except that the holders preferential rights as a holder of Series A Preferred Stock shall survive to the extent the corporation fails to deliver such securities.

         F. A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Series A Preferred Stock outstanding at the then current Conversion Price shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion or exercise. As of the date of issuance of the Series A Preferred Stock, 1,971,050 authorized and unissued shares of Common Stock have been duly reserved for issuance upon conversion of the

Series A Preferred Stock (the "Reserved Amount"). The Reserved Amount shall be increased from time to time in accordance with the Corporation's obligations pursuant to Section 4(g) of the Purchase Agreement. In addition, if the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series A Preferred Stock shall be convertible at the then current Conversion Price, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series A Preferred Stock.

                  If at any time a holder of shares of Series A Preferred Stock submits a Notice of Conversion, and the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion, in accordance with the provisions of this Article VI (a "Conversion Default"), the Corporation shall issue to the holder (or holders, if more than one holder submits a Notice of Conversion in respect of the same Conversion
Date), the number of shares of Common Stock which are available to effect such conversion up to such holder's pro rata share of the Reserved Amount, as determined in accordance with Article X. The number of shares of Series A Preferred Stock included in the Notice of Conversion which exceeds the amount which is then convertible into available shares of Common Stock (the "Excess Amount") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the holder's option at any time after) the date additional shares of Common Stock are authorized by the Corporation to permit such conversion, at which time the Conversion Price in respect thereof shall be the lesser of (i) the Conversion Price on the Conversion Default Date (as defined below) and (ii) the Conversion Price on the Conversion Date elected by the holder in respect thereof. The Corporation shall use its best efforts to effect an increase in the authorized number of shares of Common Stock as soon as possible following a Conversion Default. In addition, the Corporation shall pay to the holder payments ("Conversion Default Payments") for a Conversion Default in the amount of (a) (N/365), multiplied by (b) the sum of the Stated Value plus the Premium Amount per share of Series A Preferred Stock through the Authorization Date (as defined below), multiplied by (c) the Excess Amount on the day the holder submits a Notice of Conversion giving rise to a Conversion Default (the "Conversion Default Date"), multiplied by (d) .24, where (i) N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Corporation authorizes a sufficient number of shares of Common Stock to effect conversion of the full number of shares of Series A Preferred Stock. The Corporation shall send notice to the holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default Payment for each calendar month shall be paid in cash or shall be convertible into Common Stock, at the Corporation's option, as follows:

                  (a) In the event the Corporation elects to make such payment in cash, cash payment shall be made to holder by the fifth (5th) day of the month following the month in which it has accrued; and

                  (b) In the event the Corporation elects to make such payment in Common Stock, the Common Stock shall be valued at the Market Price with the Pricing Period being the period ending on the date that is five (5) business days prior to the day that the shares shall be required to issued and such shares shall be issued on the fifth (5) day of the month following the month in which it has accrued in accordance with the terms of this Article VI (so long as there is then a sufficient number of authorized shares).

                  Nothing herein shall limit the holder's right to pursue actual damages for the Corporation's failure to maintain a sufficient number of authorized shares of Common Stock, and each holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance or injunctive relief).

         G. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect (deeming the three (3) consecutive Trading Days in the Pricing Period immediately preceding the date of such request that maximize the number of shares of Common Stock issuable for purposes of this proviso as the Market Price Days) and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series A Preferred Stock.

         H. Upon submission of a Notice of Conversion by a holder of Series A Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount) shall be deemed converted into shares of

Common Stock and (ii) the holder's rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of shares of Series A Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation) the holder shall regain the rights of a holder of such shares of Series A Preferred Stock with respect to such unconverted shares of Series A Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares of Series A Preferred Stock to the holder or, if such shares of Series A Preferred Stock have not been surrendered, adjust its records to reflect that such shares of Series A Preferred Stock have not been converted. In all cases, the holder shall retain all of its rights and remedies (including, without limitation, the right to receive Conversion Default Payments pursuant to Article VI.F. to the extent required thereby for such Conversion Default and any subsequent Conversion Default).

VII.     Automatic Conversion

         So long as the Registration Statement is effective and there is not then a continuing Mandatory Redemption Event, and so long as the Common Stock is listed for trading on the NNM or another Principal Market, each share of Series A Preferred Stock issued and outstanding on December 19, 1999, shall be automatically converted into shares of Common Stock in accordance with the terms hereof (the "Automatic Conversion Date"). The Automatic Conversion Date shall be delayed by one (1) Trading Day for each Trading Day occurring prior thereto and prior to the full conversion of the Series A Preferred Stock that sales cannot be made pursuant to the Registration Statement, whether by reason of the Corporation's failure to properly supplement or amend the prospectus included therein in accordance with the terms of the Registration Rights Agreement or otherwise. The Automatic Conversion Date shall be the Conversion Date for purposes of determining the Conversion Price and the time within which certificates representing the Common Stock must be delivered to the holder.

VIII.    Voting Rights

         The holders of the Series A Preferred Stock have no voting power whatsoever, except as otherwise provided by the New York Business Corporation Law (the "NYBCL") and in this Article VIII and in Article IX below.

         Notwithstanding the above, the Corporation shall provide each holder of Series A Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least ten
(10) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

         To the extent that under the NYBCL the vote of the holders of the Series A Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least two-thirds (2/3) of the shares of the Series A Preferred Stock (except as otherwise may be required under the NYBCL) shall constitute the approval of such action by the class. To the extent that under the NYBCL holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated and deeming the three (3) consecutive Trading Days immediately preceding the record date for purposes of this proviso as the Market Price Days. Holders of the Series A Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the NYBCL.

IX.      Protective Provisions

         So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or consent, as provided by the NYBCL) of the holders of at least two-thirds (2/3) of the then outstanding shares of Series A Preferred Stock:

         (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock or any other securities of the Corporation so as to affect adversely the Series A Preferred Stock;

         (b) subject to the provisions of Article II, create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "Senior Securities");

         (c) subject to the provisions of Article II, create any new class or series of capital stock ranking pari passu with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "Pari Passu Securities");

         (d) subject to the provisions of Article II, increase the authorized number of shares of Series A Preferred Stock or Senior Securities or Pari Passu Securities; or

         (e) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

         In the event holders of at least two-thirds (2/3) of the then outstanding shares of Series A Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to subsection (a) above, so as to affect the Series A Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of Series A Preferred Stock.

         The Corporation shall not offer any inducement to any holder of Series A Preferred Stock to alter or change the rights, preferences or privileges of any shares of the Series A Preferred Stock without offering such inducement pro rata to all holders of

Series A Preferred Stock then outstanding.

X.       Pro Rata Allocations

         The Maximum Share Amount and the Reserved Amount shall be allocated by the Corporation pro rata among the holders of the Series A Preferred Stock (and their respective transferees) based on the number of shares of Series A Preferred Stock purchased by each holder of the Series A Preferred Stock from the Corporation relative to the total aggregate number of shares of Series A Preferred Stock purchased by all holders from the Corporation. Increases to the Maximum Share Amount and the Reserved Amount shall be allocated pro rata among holders of the Series A Preferred Stock based on the number of shares of Series A Preferred Stock then outstanding. Each transferee of record of Series A Preferred Stock will succeed to the pro rata allocations associated with the shares of Series A Preferred Stock acquired by such transferee.

                  FIFTH: The foregoing amendment of the certificate of incorporation was authorized by the Board of Directors of the Corporation pursuant to the authority vested in said Board under the provisions of the certificate of incorporation of the Corporation and of Section 502 of the Business Corporation Law.

                  IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by us and are true and correct.

Dated:  December 17, 1997

                              /s/ DANIEL P. FLOHR
                              -----------------------------
                              Daniel P. Flohr
                              President and Chief
                               Executive Officer

                              TINA L. JACOBS
                              -----------------------------
                              Tina L. Jacobs
                              Secretary


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